Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January
10, 2005.


November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected as follows:

	     	Votes	Votes
		For	Withheld
Jameson A. Baxter		12,529,121	466,091
Charles B. Curtis		12,534,472	460,740
Myra R. Drucker		12,521,368	473,844
Charles E. Haldeman, Jr.		12,532,911	462,301
John A. Hill		12,522,552	472,660
Ronald J. Jackson*		12,540,710	454,502
Paul L. Joskow		12,540,710	454,502
Elizabeth T. Kennan		12,525,646	469,566
John H. Mullin, III		12,532,829	462,383
Robert E. Patterson		12,527,177	468,035
George Putnam, III		12,537,797	457,415
A.J.C. Smith+		12,524,156	471,056
W. Thomas Stephens		12,537,576	457,636
Richard B. Worley		12,531,868	463,344

* Mr. Jackson retired from the Board of Trustees on June 10, 2005. + Mr. Smith resigned from the Board of Trustees on January
14, 2005.



A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company
Act was approved as follows:

	     Votes	Votes		Abstentions
				   For	  Against

				8,989,267	     657,194	    3,348,751

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
	For	Against

	8,934,798	611,604		3,448,810

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	     Votes	Votes		Abstentions
	For	Against

	9,265,065	446,822		3,283,325



January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated, as follows:

	Votes	Votes		Abstentions
	For	Against

	8,959,466	497,842		3,537,904


All tabulations are rounded to the nearest whole number.